Ex 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-157879, 333-126459 and 333-111716) and Form S-8 (No. 333-134386, 333-151806, 333-126427, 333-126425, 333-104360, 333-62862, 333-53714, 333-33345 and 333-64231) of Syntroleum Corporation of our reports dated March 15, 2011 relating to our audits of the consolidated financial statements, and internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2010.
/s/HOGANTAYLOR LLP
Tulsa, Oklahoma
March 15, 2011